PTC Acquires Leading Internet of Things

Platform Provider ThingWorx

Acquisition accelerates PTC’s ability to support companies
seeking product and service advantage in a smart, connected world

NEEDHAM, MASS., December 30, 2013 – PTC (Nasdaq: PTC) today announced it has acquired ThingWorx, creators of an award-winning platform for building and running applications for the Internet of Things (IoT), for approximately $112 million, plus a possible earn-out of up to $18 million. The acquisition of ThingWorx positions PTC as a major player in the emerging Internet of Things era.

The ThingWorx acquisition extends PTC’s strategy by accelerating its ability to support manufacturers seeking competitive advantage as they create and service smart, connected products. As part of PTC, ThingWorx will continue to help customers in a wide range of industries seeking to leverage the IoT, including telecommunications, utilities, medical devices, agriculture, and transportation, as well as an emerging partner network of IoT-enabled service providers.

According to a recent research report Disruptive technologies: Advances that will transform life, business, and the global economy (May, 2013) from the McKinsey Global Institute, the Internet of Things has the potential to create economic impact of $2.7 trillion to $6.2 trillion annually by 2025. The firm believes perhaps 80 to 100 percent of all manufacturing could be using Internet of Things applications by then, leading to potential economic impact of $900 billion to $2.3 trillion, largely from productivity gains. For example, with increasingly sophisticated Internet of Things technologies becoming available, companies can not only track the flow of products or keep track of physical assets, but they can also manage the performance of individual machines and systems.

In the IoT era, PTC’s customers are bringing to market increasingly smart and connected products which can generate value in new ways as streams of real-time operational data are captured, analyzed, and shared to deepen a company’s understanding of its products’ performance, use, and reliability. PTC will use the ThingWorx platform to speed the creation of high value IoT applications that support manufacturers’ service strategies, such as predictive maintenance and system monitoring, in complement to PTC’s existing service lifecycle management (SLM) and extended product lifecycle management (PLM) solution portfolio. With ThingWorx, PTC will also now offer its customers a means to establish a secure, reliable connection to their products as well as a platform to rapidly develop applications for maintaining and operating them - and ultimately for finding ways to create new value from them.

"All aspects of our strategy to date have centered on helping manufacturing companies transform how they create and service smart, connected products," said PTC president and CEO Jim Heppelmann. “For manufacturers today, it is clear to us that improved service strategies and service delivery is the near-term ‘killer app’ for the Internet of Things and this opportunity has guided our strategy for some time. With this acquisition, PTC now possesses an innovation platform that will allow us to accelerate how we help our customers capitalize on the market opportunity that the IoT presents.”

The opportunity, however, goes well beyond this immediate pragmatic application. Industries of all types are poised to see disruption from the Internet of Things and the expanding networks of connected sensors and devices, and a growing ecosystem of ThingWorx partners is forming to capitalize on this growth. As part of PTC, ThingWorx intends to continue serving this diverse market with senior management continuing to focus on its current path.

"At ThingWorx, we share PTC's vision for helping organizations fundamentally leverage the connected world," said Russell Fadel, CEO and co-founder, ThingWorx. "We believe all industries, but especially manufacturing, will be transformed in the Internet of Things era. We are excited to pursue this broad set of opportunities with the resources and proven solution portfolio that PTC provides.”

The acquisition is expected to add more than $10 million of revenue over the next 12 months, with $5 million to $7 million of revenue in FY’14. As a result of cost synergies and investment plans for ThingWorx, PTC still expects FY’14 non-GAAP EPS of $2.00 to $2.10. PTC drew $110 million from its credit facility to finance the transaction.

PTC to Conduct Investor Conference Call

PTC management will host a conference call to discuss this acquisition.

Topic:                      PTC to acquire ThingWorx Conference Call

When:                     Tuesday, December 31, 2013 at 8:30 a.m. ET

Dial-in:                   1-800-857-5592 or 1-773-799-3757

 Call Leader: James Heppelmann

 Passcode: PTC

Webcast:                www.ptc.com/for/investors.htm

Replay:
The audio replay of this event will be archived for public replay until 4:00 p.m. (CT) on January 10, 2014 at 1-800-308-7859 Passcode: 7289. To access the replay via webcast, please visit www.ptc.com/for/investors.htm.

Additional Resources

•	Acquisition Resource Page

About PTC

PTC (Nasdaq: PMTC) enables manufacturers to achieve sustained product and service advantage. The company's technology solutions transform the way products are created and serviced across the entire product lifecycle – from conception and design to sourcing and service. Founded in 1985, PTC employs over 6,000 professionals serving more than 27,000 businesses in rapidly-evolving, globally distributed manufacturing industries worldwide. Get more information at www.ptc.com.

Forward Looking Statements and Risks

Statements in this press release about our ability to leverage the ThingWorx solution to deliver applications, the effect of an app that enables companies to improve service strategies and service delivery, customer adoption of the ThingWorx solution, and the opportunities created for us and our customers by the Internet of Things are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially.  Such risks and uncertainties include the following:  we may be unable to create and deliver applications when or as we expect, applications we develop may not generate the revenue we expect, customers may not adopt the ThingWorx solution or applications we develop when or at the rates we expect, we may be unable to operate the business to achieve the expected financial results, we may be unable to retain and maintain relationships with key employees and strategic partners of ThingWorx, the opportunities expected to be created by the Internet of Things may not materialize as quickly or as we or others expect, as well as other risks and uncertainties described in reports we file with the Securities and Exchange Commission, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q.

PTC, the PTC logo and ThingWorx are trademarks or registered trademarks of PTC Inc. or its subsidiaries in the United States and in other countries.

Media Contact: PTC Corporate Communications Eric Snow 781.913.9719 esnow@ptc.com	Investor Contact: PTC Investor Relations James Hillier 781.370.6359 jhillier@ptc.com